Exhibit 10.12

Date: May 31, 2019

(1) Chewy, Inc.

(2) The China Joint Business Arrangement between

PetSmart International Holdings I LLC and

PetSmart International Holdings II LLC

MASTER PROCUREMENT AGREEMENT

THIS MASTER PROCUREMENT AGREEMENT is made effective as of the 31st day of May, 2019, and entered into by and

BETWEEN

(1)	Chewy, Inc., a corporation established under the laws of the State of Delaware, with its principle offices located at 1855 Griffin Road, Dania Beach, Florida 33004 U.S.A. (“Service Recipient”); and

(2)

The China Joint Business Arrangement between PetSmart International Holdings I LLC and PetSmart International Holdings II LLC, a joint arrangement entered into under the laws of the People’s Republic of China (“Service Provider”).

WHEREAS

(A)

Service Recipient is a company in the business of marketing, distrusting, and selling proprietary brands of pet food, pet treats, and other pet related products (the “Business”) and desires to engage Service Provider to provide Services; and

(B)	Service Provider has experience in the performing the Services (as defined herein), and the willingness and capability to provide the Services to Service Recipient.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms shall have the following meanings:

“Agreement” means this Agreement, together with all schedules appendices hereto, as may be amended, modified or supplemented from time to time.

“Applicable Laws” means all laws, regulations, and similar requirements that are applicable to the performance of the Services, including without limitation the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in the People’s Republic of China.

“Confidential Information” has the meaning given to it in Clause 6.4.

“Effective Date” means the date first set forth above in this Agreement.

“Extended Term” has the meaning given to it in Clause 2.2.

“Initial Term” has the meaning give to it in Clause 2.1.

“P.O.” means purchase orders issued by Service Recipient for the purchase of Products.

“Products” means those products sourced by Service Provider, on behalf of Service Recipient, in connection with the Services provided under this Agreement.

“Qualified Supplier” has the meaning given to it in Schedule 1.

“Services” means the services described in Schedule 1 and such other services as may be agreed by the Parties in writing from time to time to be provided by Service Provider to Service Recipient in accordance with this Agreement.

“Services Fees” means the compensation earned by Service Provider for performance of the Services as set forth in Schedule 2.

“Term” means the Initial Term and the Extended Term.

“Working Day” means a day other than statutory holidays in the People’s Republic of China.

1.2	Except where the contrary is stated, any reference to a Clause or Schedule is to a Clause or Schedule of this Agreement.

1.3	A reference to a “Party” is to a party to this Agreement for the time being and a reference to “Parties” is, unless otherwise stated to the contrary, a reference to all parties to this Agreement.

2.	TERM

2.1	This Agreement shall commence on the Effective Date and continue in effect for a period of one (1) year (“Initial Term”), unless terminated by either Party as permitted herein.

2.2

Unless one Party provides notice to the other Party at least sixty (60) days prior to the expiration of the Initial Term (or an Extended Term) of its intent to not extend the Agreement, upon expiry of the Initial Term (or an Extended Term) this Agreement shall automatically extend for successive one (1) year terms (each, an “Extended Term”), unless terminated by either Party as permitted herein.

2.3

Following the Initial Term, either Party may, in its sole and absolute discretion and for any or no reason whatsoever, terminate this Agreement in whole or in part by providing the other Party with at least ninety (90) days’ notice of the effective date of termination.

3.	NON-EXCLUSIVE APPOINTMENT

3.1

Service Recipient hereby appoints and authorises Service Provider on a non-exclusive basis to perform the Services for and on behalf of Service Recipient in accordance with this Agreement, and Service Provider hereby accepts such appointment and authorisation.

3.2

Subject to Section 7, even though Service Recipient is engaging Service Provider on a non-exclusive basis, during the Term of this Agreement, Service Recipient shall not engage, directly or indirectly, any supplier, factory, provider or manufacturer that Service Provider introduced to Service Recipient or that produced Products for Service Recipient through Service Provider. For clarification, Service Provider has a wide network of manufacturers of such Products and it is the intent of the Parties that during the Term, Service Recipient should not work with Manufacturers (defined in Section 3.3) that Service Provider is using for Service Recipient’s Products or has introduced to Service Recipient.

3.3

Notwithstanding the restrictions set forth in Section 3.2 but subject to Section 7, in the event any supplier, factory, provider or manufacturer of Products (“Manufacturer”) terminates its relationship with Service Provider, with or without cause, Service Recipient may engage another service provider to procure Products from said supplier, factory, provider or manufacturer.

3.4

Notwithstanding the restrictions set forth in Section 3.2 but subject to Section 7, if another service provider can source a similar or higher quality Product from another Manufacturer that does not work with Service Provider, Service Recipient is permitted to purchase such Products through the other Manufacturer.

4.	RESPONSIBILITIES OF SERVICE PROVIDER

4.1	Performance of Service: Service Provider shall perform the Services as described on Schedule 1 in accordance with the terms of this Agreement.

4.2	Standard of Care: Service Provider shall:

(a)	use due skill, care, and diligence in performing the Services and shall observe high standards of integrity and fair dealing with the public;

(b)	perform the Services in an efficient and professional manner; and

(c)

perform the Services in accordance with all Applicable Laws, including the avoidance of any illegal, improper, deceptive, misleading or unethical acts or practices, or misrepresentations in performing the Services.

4.3

Books and Records: Service Provider shall maintain at its place of business full, complete and accurate books of accounts and records with respect to the performance of the Services and, upon Service Recipient’s request, make such books and records available to Service Recipient for review and copying.

4.4

Use of Subcontractors: Subject to the provisions in this Clause 4.4, Service Provider may engage subcontractors to perform the Services, but only with the prior consent of Service Recipient which consent shall not be unreasonably withheld, conditioned or delayed.

(a)	Any consent given by Service Recipient to Service Provider in respect of the engagement of any subcontractor shall not constitute any contract between Service Recipient and the subcontractor(s).

(b)	Service Provider shall be responsible for any of its own acts and omissions, and all acts and omissions of each sub-contractor engaged by Service Provider to perform the Services.

(c)	Service Provider shall be responsible for all salaries and other compensation of its personnel who provides the Services to Service Recipient.

4.5	Restrictions: Service Provider is authorized to perform all the Services independently and using its own discretion, but it shall not:

(a)	sign or execute documents, or make any representation, for or on behalf of Service Recipient;

(b)	make any quotations or offers for sale of any Products or services for or on behalf of Service Recipient;

(c)	enter into any P.O.s with any third party or otherwise bind Service Recipient in any manner whatsoever; and

(d)

use Service Recipient’s trademarks logos, trade dress, service marks, trade names or service names in any manner, or to refer to Service Recipient by name or identifiable description in any marketing, promotional or advertising materials or activities, without the prior written consent of Service Recipient.

5.	FEES AND PAYMENT

5.1	Invoice:

(a)

Services Fees: Unless otherwise agreed by the Parties, Service Provider shall issue an invoice to Service Recipient within fifteen (15) Working Days following the end of each month reflecting the amount of Services Fees due from Service Recipient.

(b)

Disbursements: Service Provider shall promptly deliver to Service Recipient all invoices it receives in respect of disbursements incurred by Service Provider in connection with the provision of the Services (the “Disbursements”). The invoices must clearly list the name of the third party receiving the Disbursement. If Service Provider is listed as the party paying the Disbursement, then Service Provider shall issue a legitimate invoice to Service Recipient reflecting Service Recipient as the paying party to Service Provider, if so required for proper tax treatment. For the avoidance of doubt, the Disbursements shall not be subject to mark-up.

(c)	Currency: All invoices shall be issued and payable in United States Dollars, unless otherwise agreed to by the Parties.

5.2

Payment: The Services Fees and Disbursements will be recorded by the Parties on a fiscal period basis for the period such Services Fees and Disbursements were incurred. Subject to Clause 5.3, Service Recipient shall pay all outstanding Service Fees, Disbursements, invoices and sums due within thirty (30) days following the close of Service Provider’s fiscal quarter.

5.3

Bona-Fide Dispute: If, following receipt of an invoice, Service Recipient notifies Service Provider in writing of a bona fide dispute concerning the Services Fees or Disbursements payable under such invoice (indicating in such notice the basis for its dispute), Service Recipient shall pay any undisputed amount but shall be entitled to withhold the amount in dispute pending resolution between the respective senior executive of each Party within thirty (30) days such notice. If, following the expiry of such thirty–day (30) period, the disagreement has not been resolved, such matter shall be resolved in accordance with Clause 21.1. The Parties’ respective obligations under this Agreement shall in no way be affected by any bona fide dispute in relation to the Services Fees or Disbursements or payment of them.

5.4

Taxes, Bank Fees: All Services Fees are considered to be inclusive of all applicable business taxes and VAT subject to the applicable rate, and exclusive of bank fees. Any bank fees shall be charged to Service Recipient in addition to the Services Fees.

5.5

Withholding: If Service Recipient is obligated under the laws of a country to withhold taxes from any payment to be made to Service Provider for Services rendered, then Service Recipient will make that deduction, remit the amount deducted to the relevant government authority and pay the net balance to Service Provider in full satisfaction of the invoice. Service Recipient must provide Service Provider all relevant documentation in connection with withholding taxes deducted such as tax residency certificate, withholding tax receipts and other relevant documents as requested by Service Provider.

5.6

Right of First Refusal to Match Competing Offer. In the event Service Recipient receives a bona fide offer from a third party to provide the Services on more favourable economic terms and conditions, then Service Provider shall have the right of first refusal to match and/or exceed the terms of any offer with respect to the Services. For the purpose of this paragraph, “right of first refusal” shall mean that prior to entering into any agreement with a third party, Service Recipient shall provide Service Provider with a copy of such offer, which Service Recipient is then prepared to accept from such third party, and Service Provider shall have the right, within ten (10) Working Days of such notice, to offer to agree in writing to provide the Services on economic terms and conditions equal or superior to those offered to Service Recipient, in which event Service Recipient shall enter into an amended Agreement with Service Provider on such terms and conditions. If Service Provider does not offer to agree to enter into such an agreement within a ten (10) Working Day period, then Service Recipient shall be free to accept such offer and enter into an agreement with the third party on the such terms and conditions. Notwithstanding the above, the right of first refusal does not apply to any third-party Services provider Service Recipient has worked with as of the Effective Date of this Agreement.

6.	CONFIDENTIALITY

6.1	Subject to Clause 6.3, each Party undertakes with the other Party that:

(a)	it shall hold all Confidential Information in the strictest confidence;

(b)

it shall not at any time directly or indirectly use, disclose or divulge any Confidential Information other than in the proper performance of its obligations pursuant to this Agreement, or make unauthorised use of any Confidential Information and it shall prevent such disclosure, publication or use; and

(c)	it shall not copy or reproduce any Confidential Information, unless there is a legitimate business need for it to do so in the proper performance of its obligations pursuant to this Agreement.

6.2

Each Party may disclose Confidential Information to its legal, financial and other business advisors (in each case in so far as such advisors need to know such Confidential Information) or as may be required by applicable law or by the regulations of any stock exchange or regulatory authority to which such Party or its assets is subject or pursuant to any order of court or other competent authority or tribunal.

6.3	Clause 6.1 shall not apply to any Confidential Information which the receiving Party can demonstrate was:

(a)	already in its possession prior to its receipt from the disclosing Party;

(b)	subsequently disclosed to it lawfully by a third party who did not obtain such Confidential Information (directly or indirectly) from the disclosing Party; or

(c)	in the public domain at the time of receipt by the receiving party or has subsequently entered the public domain other than as a result of a breach of Clause 6.1 by the receiving party.

6.4

For purposes of this Agreement, “Confidential Information” means all information in any medium or format (written, oral, visual or electronic, and whether or not marked or described as “confidential”), together with copies, which relates to a Party (the “Disclosing Party”), or to its employees, officers, customers or suppliers or audit related content, and which is directly or indirectly disclosed by the Disclosing Party to another party in the course of their dealings relating to this Agreement, before or after the date of this Agreement, including without limitation:

(a)

the know-how, trade secrets, operations, processes, product information, supplier information, factory information, designs, or software in connection with the Equipment or otherwise provided pursuant to the provision of Services under this Agreement; and

(b)	information of whatever nature concerning the business, finances, sales, assets, liabilities, dealings, transactions, know-how, customers, suppliers, factories, or processes or affairs of a Party.

6.5

Notwithstanding the foregoing, the obligations regarding Confidential Information set forth in this Section 6 shall: (a) survive the termination of this Agreement; (b) expire three (3) years following the expiration or termination of this Agreement except with respect to trade secrets, which each party is obligated to protect until such information becomes generally known or otherwise ceases to be a trade secret.

7.	INTELLECTUAL PROPERTY

7.1

Notwithstanding anything to the contrary in this Agreement, each party reserves all its rights, title, and ownership in its respective Intellectual Property (defined in Section 7.3 below) owned or developed by or for each party independent of this Agreement, whether developed prior to the commencement of this Agreement or anytime thereafter (“Pre-existing IP”).

7.2

It is the intent of the Parties that neither this Agreement nor the provision of Services will create newly developed Intellectual Property. In the event either Party anticipates the creation of new Intellectual Property, the Parties shall discuss and determine, in good faith, which Party shall have the right to own or use such Intellectual Property and such determination shall be in writing.

7.3

“Intellectual Property” means any patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks, service marks, business names and domain names, rights in get- up and trade dress, unique or distinctive elements of product or product designs, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information, and all other intellectual property rights, in each case together with the goodwill thereto, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Each Party represents and warrants to the other Party that:

(a)

it has full capacity and authority, and all necessary licences, permits and consents to enter into and perform this Agreement and that those signing this Agreement are duly authorised to bind the Party for whom they sign;

(b)	it has complied with all Applicable Laws, enactments, regulations and other similar instruments in respect of the performance of its obligations or the exercise of its rights under this Agreement; and

(c)

all actions on the part of each Party necessary for the performance of this Agreement and all agreements and documents entered into, or to be entered into, pursuant to the terms of this Agreement have been taken.

9.	TERMINATION

9.1

A Party (the “Non-defaulting Party”) may terminate this Agreement without liability to the other Party by giving prior written notice to the other Party (the “Defaulting Party”) which notice shall have immediate effect if:

(a)

the Defaulting Party commits a material breach of this Agreement and, in the case of a remediable breach, fails to remedy the breach within thirty (30) days of the Non-defaulting Party’s written notice to do so; or

(b)

(i) the Defaulting Party becomes insolvent or is unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) a petition is presented, an application, order or a resolution has been made, issued or passed for the liquidation (otherwise than for the purposes of a solvent merger or restructuring), composition with creditors, administration, bankruptcy or dissolution of the Defaulting Party; (iii) an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer is appointed to the Defaulting Party or in the case of attachment maintained for at least one month over all or a substantial part of the assets of the Defaulting Party; or (iv) anything equivalent to any of the events or circumstances stated in (i) to (iii) inclusive occurs in any applicable jurisdiction.

9.2

Service Recipient shall have the right to terminate this Agreement with immediate effect by giving notice to Service Provider in the event of a change of majority control of Service Provider or of a change of majority control of Service Recipient.

10.	CONSEQUENCES OF TERMINATION

10.1	Upon termination of this Agreement for any reason, unless otherwise agreed by the Parties in writing:

(a)	Service Provider will immediately terminate the performance of the Services;

(b)

Service Provider will deliver to Service Recipient all records, reports and materials pertaining to Service Provider’s performance of its obligations under this Agreement. If Service Provider must retain such documents for statutory or tax reasons, Service Provider shall deliver copies of these documents to Service Recipient;

(c)

Service Provider will execute all documents necessary to enable Service Recipient to carry out Service Provider’s obligations and co-operate fully in making the necessary transitions. Service Recipient will pay Service Provider all commercially reasonable costs and expenses incurred by Service Provider in cooperating in making the necessary transitions;

(d)	Each Party will return or destroy, at the sole discretion of disclosing Party, all items of Confidential Information belonging to the disclosing Party; and

(e)	Service Provider will make a final account, which balance, if not disputed by Service Recipient acting in good faith, shall be paid within sixty (60) days by relevant Party.

10.2	The termination of this Agreement, for any reason, shall:

(a)	not release the Parties from their obligations to pay any sums then only to the other Party or from the obligation to perform any other duty;

(b)	be without prejudice to any other rights or remedies which a Party may be entitled to under this Agreement or at law;

(c)	not affect any accrued rights or liabilities which may have accrued or become due on or prior to the date of termination; and

(d)	not affect Clauses 1, 6 and 10 to 20, which shall continue in force after such termination.

11.	INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1

Each party (the “Indemnifying Party”) shall at all times defend, indemnify and hold harmless the other party and said other party’s successors, assigns, shareholders, partners, directors, officers, agents, affiliates, subsidiaries, parent company, and employees (collectively, the “Indemnified Parties”) from and against any and all claims, actions, liabilities, judgments, penalties, losses, expenses, damages, proceedings, and lawsuits, including without limitation, reasonable expenses of litigation (including attorney’s fees) (individually a “Claim” and collectively the “Claims”) arising, or resulting from, directly or indirectly, out of a party’s: (i) negligence, strict liability or intentional misconduct; (ii) any breach of this Agreement; (iii) any alleged violation by the Indemnifying Party of any Applicable Law; or (iv) any actual or alleged infringement on the intellectual property rights of a third party. The parties agree that this indemnification obligation shall survive the expiration or termination of this Agreement until any claim, action or cause of action representing the above is fully and finally barred by the applicable statute of limitation.

11.2

Except for each Party’s indemnification obligations in Section 11.1 above, no Party shall be liable to the other Party under or in connection with this Agreement, whether arising under statute or arising in or for breach of contract, misrepresentation (whether tortious or statutory), tort (including negligence), breach of statutory duty for (a) any loss of profits, business, goodwill, or reputation; or (b) any special, indirect or consequential loss.

11.3

Notwithstanding anything to the contrary in this Agreement, Service Provider will not be responsible or liable for any product defects, non-conformity of Products, short-ships, delayed shipments, or similar product production or delay issues; however, Service Provider will provide commercially reasonable cooperation to Service Recipient in seeking reimbursement, remedies or resolutions for such issues from the product manufacturer.

12.	ASSIGNMENT AND NOVATION

Neither Party may assign, transfer, sub-licence, or deal in any other manner with this Agreement, or with any of its rights or obligations under it, without the prior written consent of the other Party.

13.	ENTIRE AGREEMENT

13.1

This Agreement constitutes the entire agreement between the Parties in relation to its subject matter and replaces and extinguishes all prior agreements, draft agreements, arrangements, collateral warranties, collateral contracts, statements, assurances, representations and undertakings of any nature made by or on behalf of the Parties, whether oral or written, in relation to that subject matter.

14.	AMENDMENT

No amendment of this Agreement (including its Schedule) shall be effective unless made in writing and signed by or on behalf of each of the Parties.

15.	RELATIONSHIP BETWEEN THE PARTIES

15.1	Service Provider and Service Recipient are independent contractors.

15.2	Nothing contained in this Agreement shall be construed to:

(a)	give either Party the power to direct and control the day-to-day activities of the other;

(b)	constitute the Parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking, or as trustee, employer or employee of the other Party;

(c)	allow Service Provider to create or assume obligations on behalf of Service Recipient except as provided herein; or

(d)	constitute Service Provider to be an agent of Service Recipient.

15.3	A Party shall not have the authority to act for, or to incur any obligation on behalf of, the other Party, except as expressly provided for in this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts in writing, and exchanged in person, by postal mail, email or facsimile, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

17.	NOTICES

17.1

All notices, demands or other communications given or made under this Agreement shall be in writing and shall be delivered or sent to a Party at its address set out in this Agreement (or such other address as such Party has by five (5) days’ prior written notice specified to all the other Parties). Notices and other communications given or made under this Agreement shall be in writing and delivered or sent to a Party at its address set out below:

If to Service Recipient:

Address:	1855 Griffin Road
Dania Beach, Florida 33004

For the attention of:	General Counsel

If to Service Provider:

Address:	Suites 406-409, 4th Floor, Three Pacific Place,
1 Queen’s Road East, Hong Kong

For the attention of:	VP, Global Sourcing

With a copy to:	PetSmart, Inc.
19601 N. 27th Ave.
Phoenix, Arizona 85027

For the attention of:	General Counsel

17.2	Such notices, demands or other communications shall be addressed as provided in Clause 17.1 and, if so addressed, shall be deemed to have been duly given or made as follows:

(a)	if sent by personal delivery during normal business hours on a Working Day, upon delivery at the address of the relevant Party;

(b)

if sent by post, three (3) days in the case that either the addressor or the addressee is in the People’s Republic of China and seven (7) days in the case that either the addressor or the addressee is outside the People’s Republic of China after the date of posting;

(c)

if sent by facsimile during normal business hours on a Working Day, when despatched with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission; and

(d)	if sent by electronic email, when entered the inbox of the electronic mail system of the recipient.

18.	NO WAIVER

The failure to exercise, or delay in exercising, a right, power or remedy provided by this Agreement or by law or any custom or practice of the Parties at variance with the terms of this Agreement on the part of any Party shall not constitute a waiver of that right, power or remedy or operate so as to prevent the exercise or enforcement of any such right, power or remedy at any time. If a Party waives a breach of any provision of this Agreement this shall not operate as a waiver of a subsequent breach of that provision, or as a waiver of a breach of any other provision of this Agreement.

19.	RIGHTS CUMULATIVE

19.1

All rights, remedies and powers conferred upon the Parties to this Agreement are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or later conferred upon the Parties to this Agreement or any of them by law or otherwise.

20.	SEVERANCE

20.1

If any provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

20.2

Without prejudice to Clause 20.1, if any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

21.	GOVERNING LAW AND DISPUTE RESOLUTION

21.1

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws, and Service Recipient and Service Provider hereby agree to submit to personal jurisdiction in such state in any action or proceeding arising out of this Agreement.

21.2	The venue for any dispute arising hereunder shall be in New York, New York, and Service Recipient and Service Provider each hereby irrevocably waive any objection to such venue.

21.3

Any dispute, controversy or claim arising from or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, shall be referred and finally resolved by arbitration administered by the American Arbitration Association (the “AAA”) under the AAA Commercial Arbitration Rules in force when the notice of arbitration is submitted. The seat of the arbitration shall be in New York, New York. The arbitration proceedings shall be conducted in English.

21.4

The number of arbitrators shall be three. Each of the Parties shall appoint one arbitrator. If the Parties cannot agree on the third person to be appointed, the person shall be appointed in accordance with the rules of the AAA.

21.5	The arbitral award is final and binding upon both Parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS of which this Agreement has been executed by the Parties on the date first above written.

For and on behalf of

The China Joint Business Arrangement between
PetSmart International Holdings I LLC and
PetSmart International Holdings II LLC

By:	/s/ Paul Hunt
Name:	Paul Hunt
Title:	Management
Date:	05-31-2019

For and on behalf of

Chewy, Inc.

By:	/s/ Susan Helfrick
Name:	Susan Helfrick
Title:	General Counsel
Date:	5/31/19

SCHEDULE 1

Services

PROCUREMENT SERVICES

(A)	Familiarize Service Provider with Service Recipient’s Activities and Needs

1.

Familiarize itself with Service Recipient’s needs for products and sourcing services, including without limitation, become familiar with Service Recipient’s sourcing practices, processes and policies, and other company policies applicable to sourcing activities.

2.

Provide Service Recipient with all information related to the Services as reasonably requested by Service Recipient to enable Service Recipient to communicate effectively with its internal stakeholders.

(B)	Develop Sourcing Strategies and Plans

Work with Service Recipient to create an annual sourcing plan and roadmap for Service Recipient’s import sourcing aligned with Service Recipient’s goals as to vendor base, vendor relationships, quality, continuity of supply, risk mitigation and inventory levels.

(C)	Locate Qualified Suppliers

1.	Obtain direction from Service Recipient regarding products to source, and work with Service Recipient to define the criteria for qualified suppliers for each Product (each a “Qualified Supplier”).

2.	Identify Qualified Suppliers for Service Recipient, receive quotes and forward to Service Recipient in a timely manner.

3.	Work with Service Recipient to select Qualified Suppliers based on objective and quantifiable information.

4.

Disclose to Service Recipient any potential conflict of interest that Service Provider may have with respect to a potential Qualified Supplier, including whether Service Provider or any of its personnel involved in the sourcing process (i) has a financial or ownership interest in the Qualified Supplier, (ii) has a financial interest in any of the suppliers that sell materials to the Qualified Supplier, (iii) has other financial or business relationships with the Qualified Supplier, or (iv) has received or been promised any inducements from the Qualified Supplier.

5.	Enter into a non-disclosure agreement with Qualified Suppliers before providing any confidential information of the Service provider to the Qualified Suppliers.

(D)	Negotiate Terms of Qualified Supplier Contracts

1.

Negotiate contracts with Qualified Suppliers, which contracts will include all the key terms of a Direct Sourcing Agreement (including but not limited to pricing according to Service Recipient’s requirements and specifications, quantities, the Harmonized Tariff Schedule Code, duty rate and all other fees and charges), as approved by Service Recipient, unless agreed by Service Recipient in writing.

2.	To the extent that the Products require quota and quota is not included in the Qualified Supplier’s prices, attend to the acquisition of quota in a manner dictated by Service Recipient.

3.	Validate that the vendor’s certificate of insurance meets the requirements of the Direct Sourcing Agreement.

4.

Facilitate the signature of Qualified Supplier’s on the Direct Sourcing Agreement specifically in accordance with the written instructions of Service Recipient, but Service Provider shall not sign any contracts on behalf of Service Recipient.

(E)	Place and Manage Purchase Orders

1.	Resolve incomplete, inaccurate information and non-compliance issues related to P.O.s.

2.

Place the P.O. in the form designated by Service Recipient with the Qualified Supplier on behalf of Service Recipient from time to time, unless Service Recipient provides written notice of cancellation of P.O. prior to placement.

3.	Manage and track P.O.s with Qualified Suppliers and third-party service providers involved in the supply chain for Service Recipient’s Products.

4.	Handle change order requests, including reviewing and validating receipt of all necessary approvals. Obtaining change order signatures and issue change orders to Qualified Suppliers.

5.	Handle cancellations of P.O.s as necessary and approved by Service Recipient.

6.

Expedite P.O.s with Qualified Suppliers when requested by Service Recipient. Expediting includes ordering an item or service with less notice than is required by the Qualified Supplier’s typical lead time, requesting a delivery date that is earlier than the originally requested date, or requesting, with less notice than is required by the Qualified Supplier’s typical lead time, a new delivery date for an order that is past due.

7.	Resolve issues with ordered and received Products, such as quantity, quality, or shipment, with vendors and end users.

8.

For P.O.s where Products are more than 10 days past due (or such other number of days as designated by Service Recipient), work with Service Recipient to determine a solution while providing all reasonable assistance necessary.

9.

In the event Service Recipient requests that Service Provider order Products on behalf of Service Recipient, the Parties will work in good faith to agree on appropriate terms and conditions related to such a scenario including, but not limited to, payment terms, logistics/transportation costs, and warehousing fees.

(F)	Customs Support

1.

Provide direct and indirect, as needed, logistics, shipping, C-TPAT export/import and U.S. Customs and host country Customs support, including work with Service Recipient customs broker and freight forwarder to get the Product from the Qualified Supplier to the port of export or consolidation and facilitate the obtaining of host country export customs clearance, U.S. Customs and other U.S. federal agency import requirements, samples to U.S. Customers for duty classification and rates, and transmission of the U.S. Customs and U.S. Food and Drug Administration instruction advance notice and 10+2 security information required by the ocean carriers.

2.

Cooperate with Service Recipient freight forwarder so that the Qualified Supplier provides packing lists, commercial invoices, forced labor certificates and any sanitation certificates, licenses or visas required to import the Products.

3.	Help manage the obtaining of the documentation necessary for importation of ordered Products into the United States.

4.

Receive and review requisitions and Customs Trade Partnership Against Terrorism (C-TPAT) Questionnaire for completeness, accuracy, and policy and procedure compliance to the extent relevant as determined by Service Recipient.

5.

Provide direct and indirect, as needed, logistics and transportation support to Service Recipient to transport Products from port of entry to Service Recipient’s designated shipping destinations. In the event Service Recipient’s Products are transported in a container with the products of a third-party, Service Provider will negotiate an equitable sharing of such transportation costs.

(G)	Respond to Defective Products

1.

In the event that Products do not conform in quality or specifications as set forth in the Direct Sourcing Agreement, P.O. or other controlling document, work with Service Recipient and require the Qualified Supplier in question to cease and desist any production until such time as a resolution is agreed upon to bring the said Products to conforming quality and specification standards.

2.	Assist Service Recipient in the return of all Products to the Qualified Supplier deemed to be defective.

3.

Negotiate for and on behalf of Service Recipient in accordance with Service Recipient’s instructions, in the recovery of any monies due to Service Recipient from the Qualified Supplier in question as a result of defective ordered Products, storage, etc.

(H)	Manage Vendor Performance

1.

Monitor and manage Qualified Supplier and third-party service provider performance under P.O.s and Qualified Supplier contracts, for conformity with Applicable Laws, contract requirements, and Service Recipient standards and specifications, including, but not limited to:

(a)

Make periodic visits no less than one time per year to the locations where Products ordered by Service Recipient are being manufactured in order to inspect the quality of the Products and to provide production progress reports to Service Recipient.

(b)

Verify that Qualified Supplier has obtained and maintains (at Qualified Supplier’s cost) all material governmental licenses, approvals, authorizations, and permits applicable to exporting and importing the Products, including all updates and additional requirements imposed by changes in applicable laws during the Term;

(c)	Inspect the quality of Products and processes to ensure compliance with quality, social responsibility and environmental standards as provided from time to time by Service Recipient.

(d)	Provide production progress reports.

(e)	Arrange and schedule any appointments or meetings with Qualified Suppliers as required by Service Recipients and accompany Service Recipient as needed.

(f)	Ensure proper “on-boarding” of Qualified Suppliers on the compliance, operating processes and merchandise flow processes for Service Recipient’s products.

2.

In the event that any claims shall be instituted against any Qualified Supplier, institute and prosecute claims (if necessary including court proceedings) against such Qualified Supplier for and on behalf of Service Recipient to the extent as directed to do so by Service Recipient.

3.

Provide support that enables Service Recipient and Qualified Suppliers to satisfy the requirements imposed on Service Recipient by laws applicable to its sourcing activities, as well as the manufacture, export and import, and sale of pet products;

4.	Provide support and cooperate with Service Recipient personnel and third-party service providers involved in the supply chain for Service Recipient’s Products.

(I)	Customer Service

1.	Confirm P.O.s with the factory.

2.	Liaison between account management and the factory regarding P.O. terms and conditions (e.g., pro-forma, ex-factory dates).

3.	Monitor and communicate order status.

4.	Liaison between Service Recipient and the respective factory’s staff regarding order progress and scheduled delivery date.

5.	Assist in problem resolution as factory issues arise.

6.	Upon shipment, provide shipping documents to Service Recipient’s logistics provider and account management.

7.	Liaison between Service Recipient, the factories, and the assigned logistic services provider (i.e., booking agent and freight carriers) for any transportation related needs.

(J)	Reporting

Create and send Service Recipients reports as agreed upon by the parties associated with the Services including but not limited to:

1.	Daily Combined Vendor P.O. Revision Report

2.	A Container Bookings Status Report (twice per week)

3.	Unshipped and On Sailing P.O.s Report (weekly)

4.	Work-In Progress by Vendor Report (weekly)

5.	Inventory in Transit Report including if Service Provider is the importer of record (monthly)

6.	Vendor Invoice Payment Statement (monthly)

7.	Any ad hoc reports based on business needs.

SOURCING SERVICES

(A)	Consult on Product Development and Production

1.	Pre-Production Preparation and Testing:

(a)	Generate Product prototypes/samples by working with Service Recipient.

(b)	Coordinate the tracking of Product samples from concept to adoption.

(c)	Set-up and conduct a pre-production meeting.

(d)	Identify any potential production concerns regarding the Products.

(e)	Coordinate the testing and/or evaluation of new materials to be incorporated into Products with Service Recipient to ensure compliance with Service Recipient’s specifications.

(f)	Inline inspections for any new item product.

2.	Commercialization and Production Preparation:

(a)	Follow policies and procedures to ensure ‘critical path’ protocols and the maintenance of Service Recipient’s product specifications throughout the commercialization process.

(b)	Generate confirmation samples for approval.

(c)	Update specification sheets and identify special tooling needs.

(d)	Attend pre-engineering meetings at the time a new line is implemented to identify lab testing and problem areas at the sample stage.

(e)	Assist with materials/component selection.

3.	Quality Assurance During Product Development Process:

(a)

Adhere to Service Recipient’s quality assurance policies and procedures including control of raw materials, supplies and components in addition to physical and visual verification of attributes and aesthetics.

(b)	Coordinate lab testing for components/materials if required.

(c)	After commercialization process, coordinate with quality assurance team to ensure Product is properly engineered.

(d)	Perform other commercially reasonable tasks which may arise from time to time in connection with the above activities ((a) – (c)).

(B)	Consult on Quality Assurance Services

1.	Maintain Quality Management System (QMS):

(a)	Follow guidelines set forth in Service Recipient’s quality manual.

(b)	Adhere to in-process work instructions.

(c)	Maintain dispute resolution processes for managing quality claims.

(d)	Develop root cause solutions with factories to fully close non-compliant issues.

2.	Implement and preserve Service Recipient’s “working model” by ensuring:

(a)	Factory is clean and organized.

(b)	Manufacturing requirements are posted at all operations.

3.	Manage the inspection of incoming materials (e.g., packaging, etc.):

(a)	Adhere to Service Recipient’s incoming materials checklist and product safety, quality and restricted substances requirements.

(b)

Ensure the “certificates of conformance” as required by the Consumer Product Safety Commission, and similar governmental authorities are received from the respective factories, agents and/or material suppliers.

4.	Check Product shipping details prior to container loading by Reviewing:

(a)	Packing lists must accurately reflect contents of the container.

(b)	Shipping checklist completed in quality assurance handbook.

5.	Test initial P.O.s and monitor on-going production by:

(a)	Referring to the test requirements form for completed Products.

(b)	Ensure that each Product complies with Service Recipient’s product safety and restricted substances list, and all Applicable Laws of the jurisdiction to which the Products will be shipped.

(c)	Perform a final inspection of the Products for every shipment.

(C)	Consult on Social Compliance Requirements

1.	Perform certification process for Qualified Suppliers new vendors according to Service Recipient’s requirements.

2.

Periodically review and audit Qualified Supplier compliance regarding labor practices, environmental concerns, safety, working conditions, and commitment to best manufacturing practices and manage and communicate a corrective action procedure to ensure compliance.

SCHEDULE 2

Services Fees

The Services Fee shall be in the amount of three percent (3%) of the FOB value of Products shipped at the time of each shipment.

The Services Fee will be reviewed periodically to ensure they are consistent with the arm’s length principle.